Exhibit 17.2 Resignation of Andrew Kardish

From: Andrew Kardish [mailto:AKardish@wesavehomes.com]

Sent: Wednesday, February 10, 2010 3:52 PM

To: Ryan Boyajian

Cc: Jim Vandeberg; Lan Mai

Subject: Resignation

Effective immediately, I Andrew Kardish resign as a Board Member and as the Chairman of the Board of We Save Homes and Mortgage Modification Legal Network.

Andrew Kardish
Chairman

We Save Homes , Inc.
OTC: WESA
akardish@wesavehomes.com
www.wesavehomes.com
www.modifiquehoy.com
2151 Michelson Drive
Suite136
Irvine, CA 92612
949 599.1847 direct
877-606-6637 toll free
714-784-7862 fax